As filed with the Securities and Exchange Commission on August 6, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KL Energy Corporation
 (Name of registrant as specified in its charter)

Nevada	39-2052941
(State of Incorporation)	(I.R.S. Employer Identification No.)

306 East Saint Joseph Street, Suite 200
Rapid City, South Dakota 57701
(605) 718-0372
(Address of principal executive offices)

KL Energy Corporation 2009 Equity Incentive Plan
(Full Title of the Plan)

Thomas Schueller
KL Energy Corporation
306 East Saint Joseph Street, Suite 200
Rapid City, South Dakota 57701
(Name and Address of Agent for Service of Process)

(605) 718-0372
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	5,000,000	$1.10	$5,500,000	$392

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based on the book value per share of the Registrant as of June 30, 2010 because there is no current market for the common shares of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required in Part I of this Registration Statement is included in the prospectus for the KL Energy Corporation 2009 Equity Incentive Plan (the “Plan”) to be delivered separately to Plan participants, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information.

KL Energy Corporation (the “Company” or the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to KL Energy Corporation , 306 East Saint Joseph Street, Suite 200, Rapid City, South Dakota 57701; Attention: Thomas Schueller; Telephone: (605) 718-0372.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)                Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed June 18, 2010;

(b)                Amendment No. 1 to Definitive Information Statement, filed June 18, 2010;

(c)                Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 14, 2010;

(d)                Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 9, 2010; and

(e)                The section entitled “Description of Securities” contained in the Registrant’s Current Report on Form 8-K filed October 7, 2008.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

The validity of the issuance of the shares of the Company’s common stock offered by this Registration Statement has been passed upon by Greenberg Traurig, LLP, Irvine, California.

Item 6.    Indemnification of Directors and Officers.

The Articles of Incorporation and Bylaws of the Company provide for indemnification of our directors and certain officers for liabilities and expenses that they may incur in such capacities. In general, our directors and certain officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our Articles of Incorporation.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable; or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company has obtained director and officer liability insurance for the benefit of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1	Articles of Incorporation, incorporated by reference to our Registration Statement on Form SB-2, filed August 7, 2007

Exhibit 4.2	Amended and Restated By-laws of the Company, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, filed March 9, 2010[22]

Exhibit 5.1*	Opinion of Greenberg Traurig LLP

Exhibit 23.1*	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2*	Consent of Greenberg Traurig LLP, contained in their opinion filed as Exhibit 5.1

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

Exhibit 99.1	KL Energy Corporation 2009 Equity Incentive Stock Plan, incorporated by reference to Appendix A to our Amendment No. 1 to Definitive Information Statement, filed June 18, 2010.
__________________
* Filed herewith.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rapid City, in the State of South Dakota, on this 6th day of August, 2010.

KL ENERGY CORPORATION.

By:	/s/ Peter Gross
Peter Gross
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Peter Gross as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities below on the date indicated.

SIGNATURE	TITLE	DATE

	President and Chief Executive Officer	August 6, 2010
Peter Gross

	Chief Financial Officer	August 6, 2010
Thomas J. Bolan

	Director	August 6, 2010
Thomas Schueller

	Director	August 6, 2010
Alan Rae

	Director	August 6, 2010
Alain Vignon

	Director	August 6, 2010
Alain Poncelet

	Director	August 6, 2010
Pedro de Boeck

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1	Articles of Incorporation, incorporated by reference to our Registration Statement on Form SB-2, filed August 7, 2007

Exhibit 4.2	Amended and Restated By-laws of the Company, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, filed March 9, 2010[22]

Exhibit 5.1*	Opinion of Greenberg Traurig LLP

Exhibit 23.1*	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2*	Consent of Greenberg Traurig LLP, contained in their opinion filed as Exhibit 5.1

Exhibit 24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

Exhibit 99.1	KL Energy Corporation 2009 Equity Incentive Stock Plan, incorporated by reference to Appendix A to Amendment No. 1 to Definitive Information Statement, filed June 18, 2010.

__________________
* Filed herewith.